IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

TRANSWITCH CORPORATION

/s/ Robert Bosi
By:	Robert Bosi
Title:	Chief Financial Officer

HOLDERS:	QVT Fund LP and
Quintessence Fund L.P.,
Each, by its general partner,
QVT Associates GP LLC

/s/ Tracy Fu
By:	Tracy Fu
Title:	Managing Member

PURCHASE AGREEMENT

This Purchase Agreement (the "Agreement") is entered into, effective as of December 24, 2008 (the "Effective Date"), between TranSwitch Corporation (the "Company") and QVT Fund LP and Quintessence Fund L.P. (each a "Holder" and collectively the "Holders").

RECITALS

A. The Holders are the beneficial and record owner of an aggregate of **$22,700,000** original principal amount of the Company's 5.45% Convertible Notes due September 30, 2010 (collectively, the "Notes").

B. QVT Fund LP, acting solely as principal, wishes to sell to the Company, and the Company wishes to purchase for its own account from QVT Fund LP, $12,417,000 aggregate principal amount of the Notes for an aggregate cash consideration of $8,353,122.85 (the "QVT Cash Amount"), consisting of principal plus all accrued but unpaid interest on the Notes so purchased through December 24, 2008.

C. Quintessence Fund L.P., acting solely as principal, wishes to sell to the Company, and the Company wishes to purchase for its own account from Quintessence Fund L.P., $2,583,000 aggregate principal amount of the Notes for an aggregate cash consideration of $1,737,627.15 (the "Quintessence Cash Amount"), consisting of principal plus all accrued but unpaid interest on the Notes so purchased through December 24, 2008 (the "Quintessence Cash Amount").

D. In consideration of the premises and the mutual covenants and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. (a) On the Effective Date, (a) Holder will transfer and deliver (or cause to be delivered) the Notes to be sold hereunder to the Company together with appropriate transfer documents executed in blank to the Company, or transfer and deliver (or cause to be delivered) the Notes to be sold hereunder to an account of the trustee for the Notes for the benefit of the Company, as requested by the Company, and (b) in exchange for the Notes, the Company will pay (or cause to be paid) the QVT Cash Amount to QVT Fund LP and the Quintessence Cash Amount to Quintessence Fund L.P., in each case by wire transfer of immediately available funds to such Holder's account as identified below:

For QVT Fund LP:

Bank	Bank of New York
ABA	021000018
Beneficiary Name	Deutsche Bank Securities Inc.
Beneficiary Account	89 0032 7634
FFC Name	QVT
FFC Account	10604370

For Quintessence Fund L.P.:

Bank	Bank of New York
ABA	021000018
Beneficiary Name	Deutsche Bank Securities Inc.
Beneficiary Account	89 0032 7634
FFC Name	QUINT
FFC Account	10604381

(b) Each Holder further agrees as follows: (i) from the date hereof through March 31, 2009, the Holder shall not sell any Notes held by it to any other person than the Company; and (ii) upon not less than five (5) business days prior notice from the Company, the Holder shall execute an agreement substantially in the form of this Agreement, and pursuant thereto transfer and deliver such amounts of Notes then held by Holder as may be designated by the Company in such notice, up to the amount of Notes then held by the Holder, against payment for such Notes by the Company in an amount equal to $660.00 per $1,000.00 principal amount of Notes so transferred, plus all accrued but unpaid interest on such Notes up to the day of transfer.

2. Representations and Warranties.

(a) Each Holder represents and warrants to the Company, and the Company represents and warrants to the Holders, that:

(i) such party has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby,

(ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby,

(iii) this Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms, and

(iv) this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

(b) Each Holder represents and warrants to the Company that (a) such Holder conveys to the Company hereunder good title to the Notes, free and clear of liens, claims and encumbrances, and (b) such Holder is not at present, and has not been during the preceding three months, an "affiliate" of the Company as that term is defined pursuant to the Securities Act of 1933, as amended.

(c) The Company represents and warrants to the Holders that:

(i) other than with respect to this Agreement, the Company has not provided either Holder or its counsel with any information that constitutes or might constitute material, nonpublic information,

(ii) all reports required to be filed by the Company under the Securities Exchange Act of 1934, as amended, have been filed, and such reports do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and

(iii) the Company is solvent (within the meaning of all applicable bankruptcy, fraudulent transfer or conveyance, or similar laws protecting the rights of creditors) and will not be rendered insolvent by virtue of agreeing to or consummating the transactions contemplated by this Agreement.

3. Neither the Company nor Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled to make public disclosure with respect to such transactions as is required by law and regulations or to explain the Company's reasons for and business analysis behind the transactions contemplated by this Agreement and the impact of such transactions on the Company's business.

5. Acknowledgements. Anything in this Agreement or any other document to the contrary notwithstanding, it is understood acknowledged and agreed by the Company that:

a. Nothing contained herein, and no action taken by the Holders pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to securities of the Company or the transactions contemplated hereby.

b. The Holders confirm that they have independently participated in the negotiation of the transaction contemplated hereby with the advice of their own counsel and advisors.

c. The Company acknowledges and agrees that the Holders neither make nor have made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Agreement.

d. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other owner of the Notes be joined as an additional party in any proceeding for such purpose.

5. Notices. All notices, instructions and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the party to be notified at the respective addresses set forth below, or at such other addresses which may hereinafter be designated in writing:

If to the Company:

TranSwitch Corporation
Three Enterprise Drive
Shelton, CT 06484
Attention: Robert A Bosi
Fax No.: (203-926-9453)
Email: robert.bosi@transwitch.com

If to a Holder:

QVT Fund LP and/or Quintessence Fund L.P.
c/o QVT Financial LP
1177 Avenue of the Americas, 9th Floor
New York, NY 10036
Attention: Tracy Fu
Email: Tracy.Fu@QVT.Com

6. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.